PRINCIPAL VARIABLE CONTRACTS FUNDS INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
PRINCIPAL GLOBAL INVESTORS SUB-ADVISED ACCOUNTS

AGREEMENT executed as of July 1, 2009, by and between PRINCIPAL MANAGEMENT
CORPORATION (hereinafter called "the Manager"), and PRINCIPAL GLOBAL
INVESTORS, LLC (hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Account of Principal Variable Contracts Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each Account of the
Fund identified in Appendix A hereto (hereinafter called "Account"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission; and

(c) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of each Account, subject to the control and direction of the Manager and the Fund's Board of Directors, for
the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services
hereinafter set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for each Account.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Account consistent with each Account's investment
objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio
turnover or any tax considerations, subject always to the
provisions of the Fund's registration statement, Articles of
Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general
conduct of the investment business of each Account.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange
Commission thereunder and the Account's investment strategies and restrictions as stated in the Fund's prospectus and
statement of additional information.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment program of each Account are being observed.

(g) Upon request, provide assistance and recommendations for the determination of the fair value of certain securities when
reliable market quotations are not readily available for
purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Account.

(i) Open accounts with broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for each Account, place all necessary orders with broker-dealers or issuers (including affiliated broker-
dealers), and negotiate commissions, if applicable. To the
extent consistent with applicable law, purchase or sell orders for each Account may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such
event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the
Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the
Fund's Board of Directors providing such information as the
number of aggregated trades to which each Account was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-
Advisor shall use its best efforts to obtain execution of
transactions for each Account at prices which are advantageous to the Account and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide
brokerage, research or other services or products to the Sub-
Advisor. To the extent consistent with applicable law, the Sub-
Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor
determines in good faith that such amount of commission is
reasonable in relation to the value of the brokerage and
research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and
research products and/or services, may be viewed in terms of either that particular transaction or the overall
responsibilities which the Sub-Advisor and its affiliates have with respect to each Account as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the
Account.  In addition, joint repurchase or other accounts may not be utilized by the Account except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j) Maintain all accounts, books and records with respect to each
Account as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940 (the "Investment Advisers Act"), and the
rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may
reasonably request.  In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for each Account are the property of the Fund, agrees to preserve for the periods described by Rule
31a-2 under the 1940 Act any records that it maintains for the
Account and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for an Account upon
request by the Fund or the Manager.  The Sub-Advisor has no
responsibility for the maintenance of Fund records except
insofar as is directly related to the services the Sub-Advisor provides to an Account.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics along with certification that the Sub-Advisor has
implemented procedures for administering the Sub-Advisor's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by an Account, all in such
detail as the Manager or the Fund may reasonably request.  The
Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of an
Account.

(m) Provide such information as is customarily provided by a sub-
advisor and may be required for the Fund or the Manager to
comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.

 (n) Vote proxies received on behalf of the Account in a manner consistent with Sub-Advisor's proxy voting policies and
procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Account to file Form N-PX as required by
SEC rule.

(o) Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Fund and complete and file notices of claims in connection with class action lawsuits concerning securities owned by the Fund.

     3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to each Account, the Manager shall pay the compensation specified in Appendix A to this Agreement.

     5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the
Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for an Account or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

     6. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of
Directors of the Fund.

     7. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8. Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the
Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, the Sub-Advisor, Principal Life
Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the
1940 Act, the date of its approval by a majority of the outstanding voting securities of the Account. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of
Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Account and in either event by a vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of an Account fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Account pending the required approval of the
Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action;
provided, that the compensation received by the Sub-Advisor in respect to the Account during such period is in compliance with Rule
15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the
Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Account on sixty days written notice. This
Agreement shall automatically terminate in the event of its
assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

 9. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Account and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor,
Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     10. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.
The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other
party, it is agreed that the address of the Manager and the
Sub-Advisor for this purpose shall be Principal Financial
Group, Des Moines, Iowa 50392-0200.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be
registered as an investment advisor in order to perform its
obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or
body, involving the affairs of an Account.

(d) The Manager shall provide (or cause the Account custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of an Account, cash requirements and cash available for investment in an Account, and all other reasonable information as may be necessary for the Sub-
Advisor to perform its duties and responsibilities hereunder.

(e) This Agreement contains the entire understanding and
agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                           PRINCIPAL MANAGEMENT CORPORATION

              By /s/ Michael J.
Beer_______________
Michael J. Beer, Executive
Vice President and Chief
Operating Officer

                                                           PRINCIPAL GLOBAL INVESTORS, LLC

                                                           By /s/ B.A.
McKenzie__________________
                                                               B. A. McKenzie, Chief
Operating Officer and
                                                               Chief Compliance Officer

APPENDIX A

PGI shall serve as investment sub-advisor for each Account identified below.  The
Manager will pay PGI, as full compensation for all services provided under this
Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the
Account's net assets as of the first day of each month allocated to PGI's management.

In calculating the fee for an Account included in Table A, assets of all other
Accounts included in Table A as well as assets of any unregistered separate account of
Principal Life Insurance Company and any investment company sponsored by Principal
Life Insurance Company to which PGI provides investment advisory services and which invests primarily in fixed-income securities (except money market separate accounts or investment companies, and excluding assets of all such separate accounts or investment companies for which advisory services are provided directly or indirectly by employees of Post Advisory Group, LLC) , will be combined with the assets of the Account to arrive at net assets.

In calculating the fee for an Account included in Table B, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which PGI provides investment advisory services and which have the same investment mandate (e.g. MidCap Value) as the Account for which the fee is calculated, will be combined with the assets of the
Account to arrive at net assets.

The fee for assets of any fund for which advisory services are provided directly or indirectly by employees of Post Advisory Group, LLC is equal to an annual rate of
0.2937% of the portion of the net assets of such fund with regard to which employees of Post Advisory Group, LLC provide investment advisory services.

If this Agreement becomes effective or terminates before the end of any month, the fee
(if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Table A

 Net Asset Value of Account

 First Next Next Over
Account $5 billion $1 billion $4 billion $10
billion

Balanced Account, Bond & Mortgage Securities Account,
Government & High Quality Bond  Account
 and Short-Term Bond Account 0.1126% 0.0979%
 0.0930% 0.0881%

Table B

Net Asset Value of Account

 First Next Next Next Next Next Over
Account $50 million $50 million $100 million $200 million $350 million $750 million $1.5 billion

 LargeCap Value Account
 and Equity Income

 Account 0.2643% 0.2448% 0.2154% 0.1762% 0.1273%
 0.0881% 0.0587%
Diversified International
 Account 0.3427% 0.2741% 0.1958% 0.1566% 0.1175%
 0.0979% 0.0783%

Net Asset Value of Account

 First Next Next Next Next Next Over
Account $25 million $75 million $100 million $300
million $500 million $500 million $1.5 billion

MidCap Blend Account 0.3916% 0.3133% 0.2643% 0.2252% 0.1762% 0.1273%
 0.0783%
SmallCap Blend Account 0.4699% 0.3524% 0.2643% 0.2448% 0.2154% 0.1762%
 0.1175%

Table C

  Sub-Advisor
Account  Percentage Fee

International Emerging Markets Account  0.4895%
International SmallCap Account  0.4895%
LargeCap S&P 500 Index Account  0.0147%
Money Market Account  0.0734%
Principal LifeTime 2010 Account   0.03%
Principal LifeTime 2020 Account   0.03%
Principal LifeTime 2030 Account  0.03%
Principal LifeTime 2040 Account  0.03%
Principal LifeTime 2050 Account  0.03%
Principal LifeTime Strategic Income Account  0.03%

8